ETERNAL ENERGY CORP. ACQUIRES PARTICIPATION RIGHTS TO A
SECOND PETROLEUM EXPLORATION PROJECT IN THE NORTH SEA

Littleton, Colorado February 3, 2006: Eternal Energy Corp., OTC: EERG: today announced that it has acquired an option to participate in the drilling of an exploratory test well located in the North Sea. On January 30, 2006, the company entered into an agreement with International Frontier Resources Corporation (“IFR”), an oil and gas exploration company based in Calgary, Canada, pursuant to which Eternal Energy acquired a ten percent working interest in the project. As consideration, Eternal Energy paid an initial cash payment of $75,000 and agreed to pay fifteen percent of test well drilling costs, production testing costs and all completion costs, plus its proportionate share of the royalty and annual license fees to which the project acreage is subject. In addition, Eternal Energy agreed to provide an irrevocable letter of credit for $1,500,000 in favor of Palace Exploration Limited, another participant in the project. Such letter of credit is for the purpose of securing the company’s portion of the turn key dry hole costs for the exploratory test well. Eternal Energy also agreed to be bound by the terms and conditions of an agreement and a joint operating agreement between IFR and Palace Exploration Limited relating to the project. The 970 square kilometer (240,000 acre) acreage block is located in Quad 41 and Quad 42 in the North Sea. A three-dimensional seismic survey has been conducted over the project and indicates the potential trapping of hydrocarbons in three potential zones. Subject to rig availability, drilling of the initial test well is tentatively scheduled to commence during the third or fourth quarter of this year.

Quad 41 and Quad 42 will be Eternal Energy’s second petroleum exploration project in the North Sea. As previously announced on December 5, 2005, the company acquired rights to participate in the drilling of an exploratory well in a 255 square kilometer (63,000 acre) acreage block located in Quad 14 in the North Sea.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada and the North Sea. The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
Eternal Energy Corp.
Attention: Bradley M. Colby
Phone: (303) 385-1230